Exhibit 99.1

Lantronix, Inc. Announces Appointment Of
Larry Sanders to Board of Directors

IRVINE, Calif., December 19, 2007 -- Lantronix, Inc. (Nasdaq: LTRX), a leader in device networking and data center management technologies, today announced the appointment of Larry Sanders as an independent member of its Board of Directors, effective as of December 13, 2007. A seasoned technology executive, Mr. Sanders is a former chief executive officer of several technology companies and has more than 30 years experience in sales, marketing and general management in both the U.S. and international markets. He replaces Thomas W. Burton, who has served on the Board of Directors since 1989. With Sanders’ election, Lantronix’s Board currently has five members.

Mr. Sanders has been a director of Xantrex Technology Inc., a public company headquartered in Vancouver, British Columbia, since May 2005, and also serves on the boards of several civic and charitable organizations. Mr. Sanders was previously the chief executive officer of Sanera Systems, a startup storage networking company, which was acquired in 2003.  Prior to that, he held chief executive officer positions at Crossroads Systems Corporation and Fujitsu Computer Products of America. Mr. Sanders also served as vice president, international for Conner Peripherals, a disk drive manufacturer in Singapore and prior to that as senior vice president of sales and marketing and group president, at Calcomp, a wholly owned subsidiary company of Lockheed Corporation. Mr. Sanders began his career with IBM Corporation, where he worked for 13 years and held a number of sales, marketing and general management positions.

Howard Slayen, Chairman of the Board of Lantronix, stated, “Larry’s expertise and insights as a senior executive in technology sales and marketing-driven companies will prove invaluable as we leverage our product portfolio and execute on our customer-centric sales strategy to expand existing revenue streams and create new opportunities. In addition, his wealth of leadership experience serves to add depth to an already veteran management team. We welcome him to the Board of Directors and look forward to his contributions to Lantronix’s success.”

About Lantronix

Lantronix, Inc. (Nasdaq: LTRX) is a leading innovator in device networking technology. The company specializes in wired and wireless hardware and software solutions which allow virtually any electronic product to be network-enabled in order to remotely access, monitor and control it over a network or the Internet. Lantronix product portfolio includes Device Enablement solutions which provide a direct network connection to equipment and machines for remote monitoring and control, and Management and Control solutions which extend the ability to remotely manage IT equipment and literally thousands of networked devices, regardless of location, from a central point of access. Lantronix provides customizable technologies and solutions that are used by original equipment manufacturer (OEMs) design engineers to network-enable their products, IT administrators to manage data center and network infrastructure, and systems integrators to provide complete, remote device management solutions for their customers. With nearly two decades of networking expertise and more than 30,000 customers worldwide, Lantronix solutions are used in every major vertical market including security, industrial and building automation, medical, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center, and pro-AV/signage. Lantronix’s headquarters are located in Irvine, California. For more information, visit www.lantronix.com.

Investor contacts:
Lantronix, Inc.
Reagan Sakai, Interim CEO and CFO
(949) 453-3990

The Piacente Group (Investor Relations Counsel)
Sanjay M. Hurry
(212) 481-2050
sanjay@tpg-ir.com

Lantronix and XPort are registered trademarks of Lantronix, Inc. All other trademarks are properties of their respective owners.

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